Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 5th day of December 2025 by and between Graphic Packaging Holding Company, a Delaware corporation (“Employer”) and Robbert E. Rietbroek (“Executive”).

W I T N E S S E T H :

WHEREAS, Employer desires to employ Executive and Executive desires to accept such employment on the terms and conditions set forth herein;

WHEREAS, Employer and Executive agree that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Employer and its Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Employer and its Affiliates in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Employer and its Affiliates;

WHEREAS, (i) in the course of his employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Employer and its Affiliates in the United States and the rest of the world that could be used to compete unfairly with Employer and its Affiliates; (ii) the covenants and restrictions contained in Sections 8 through 14, inclusive, are intended to protect the legitimate interests of Employer and its Affiliates in their respective goodwill, trade secrets, and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer and Executive hereby agree as follows:

1. Agreement to Employ. Effective the date hereof (the “Effective Date”), and upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer. Executive’s first date of employment will be January 1, 2026 (the “Commencement Date”).

2. Term; Position and Responsibilities; Employment at Will.

(a) Term of Employment. Employer shall employ Executive as the President and Chief Executive Officer of Employer commencing on the Commencement Date. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.” There is no definite term of employment and at all times Executive will be employed at will and may be terminated at any time, for any or no reason, and with or without cause.

(b) Position and Responsibilities. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors of Employer (the “GPHC Board”) specifies from time to time. Executive shall report solely and exclusively to the GPHC Board and all other employees shall report directly or indirectly to Executive.

Executive shall devote all of his skill, knowledge, and working time to the performance of the duties and responsibilities of such position, except for (i) vacation time as set forth in Section 6(b) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder or otherwise violate Employer’s code of conduct or similar policies that have been provided in writing to Executive, (iii) such reasonable time as may be devoted to service on the board of directors of one other corporation or entity, subject to the provisions of Section 10 and subject to prior approval by the GPHC Board, and the fulfillment of civic responsibilities and (iv) such reasonable time as may be necessary from time to time for personal matters. If so elected or designated by the respective shareholders thereof, Executive shall serve as a member of the GPHC Board and the boards of its Affiliates during the Employment Period without additional compensation.

(c) Location. Executive shall work out of the corporate headquarters in Atlanta, Georgia and relocate to a permanent residence within 50 miles of Atlanta, Georgia on or before September 21, 2026. Executive will be eligible for reimbursement of relocation expenses pursuant to the Employer’s relocation policy. The Employer will pay or reimburse Executive for authorized and documented travel expenses incurred for travel back and forth from Dallas, Texas to Atlanta, Georgia until the earlier of Executive’s permanent relocation to the Atlanta, Georgia area or September 21, 2026.

3. Base Salary. Employer shall pay Executive a base salary at an annualized rate of One Million Three Hundred Fifty Thousand dollars ($1,350,000.00), payable in installments on Employer’s regular payroll dates. The GPHC Board (or an appropriate committee thereof) shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, the GPHC Board (or such committee) may increase (but may not decrease except as provided in Section 7(d)) such base salary from time to time based upon the performance of Executive, the financial condition of Employer or its Affiliates, prevailing industry salary levels and such other factors as the GPHC Board (or such committee) shall consider relevant. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”.) The Base Salary payable under this Section 3 shall be reduced only to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan, or other voluntary deferral arrangement that may be maintained or established by Employer or its Affiliates.

4. Incentive Compensation Arrangements.

(a) During the Employment Period, Executive shall participate in Employer’s annual incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his position and duties with Employer and based on such performance targets as may be established from time to time by the GPHC Board or a committee thereof. During the Employment Period, Executive’s aggregate annual Management Incentive Plan target bonus opportunity (“Target Bonus”) shall be no less than 150% of Base Salary, provided however that such Target Bonus may be reduced only if a reduction in target bonus percentage is applied uniformly percentage-wise to all senior executives of Employer.

(b) During the Employment Period, Executive shall participate in Employer’s long-term incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his position and duties with Employer and based on such performance targets as may be established from time to time by the GPHC Board or a committee thereof. During the Employment Period, Executive’s aggregate annual target long-term incentive opportunity (“Target LTIP”) shall be no less than 560% of Base Salary, provided however, that such Target LTIP may be reduced only if a reduction in target LTIP percentage is applied uniformly percentage-wise to all senior executives of Employer.

(c) On the first day of employment, Executive will receive a one-time grant of Employer (NYSE: GPK) restricted stock units valued at Four Million Dollars ($4,000,000.00) based on the stock price at the close of this day. This grant will vest over a three-year period with 1/3rd of the award vesting annually on the anniversary of Executive’s start date. Executive must be employed in good standing on each anniversary date to vest in each 1/3rd portion of the award. Any portion of any award that does not vest in accordance with the applicable award agreement shall be forfeited.

5. Employee Benefits. During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug, and disability insurance, shall be provided to Executive in accordance with the programs of Employer then available to its senior executives, as the same may be amended and in effect from time to time. During the Employment Period, Executive shall also be entitled to participate in all of Employer’s profit sharing, deferred compensation, and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with Employer hereunder and that is no less favorable than that of similarly situated employees of Employer.

6. Expenses and Vacation.

(a) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal, and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to its senior executives as in effect from time to time. Such reimbursement shall be made for the expenses incurred by Executive in connection with Executive’s travel to and from Dallas, Texas to the office in Atlanta, Georgia, prior to Executive’s relocation thereto, as described in Section 2(c).

(b) Vacation. During the Employment Period, Executive shall be entitled to five weeks of paid vacation on an annualized basis, without carryover accumulation.

7. Termination of Employment.

(a) Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(g). For purposes of this Agreement, “Disability” shall mean that the Executive shall have a mental or physical condition making him eligible for benefits under the Company’s long-term disability program then in place and applicable to Executive. Prior to any termination for Disability, the Employer shall provide such reasonable accommodation to Executive as and to the extent may be required by law.

(b) Termination by Employer for Cause. Executive may be terminated for Cause by Employer for (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder, after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure not less than 30 days) has been given to Executive by the GPHC Board, which demand identifies in reasonable detail the manner in which the GPHC Board believes that Executive has not substantially performed his duties or has breached his obligations, (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) Executive’s material violation of the requirements of federal or state securities law, rule or regulation, in cases involving fraud or deceit, or violation of Employer’s or its Affiliate’s insider trading policy. Any item of conduct in the previous sentence shall constitute “Cause.” Executive’s conduct need not result in monetary or financial loss to constitute Cause. Executive shall be permitted to attend a meeting of the GPHC Board within 30 days after delivery to him of a Notice of Termination (as defined below) pursuant to this Section 7(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, the GPHC Board determines that Employer does not have Cause to terminate Executive’s employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect.

(c) Termination Without Cause. A termination “Without Cause” shall mean a termination of employment by Employer other than pursuant to Sections 7(a) or 7(b) of this Agreement.

(d) Termination by Executive. Executive may terminate his employment for any reason that does not constitute a “Good Reason” by providing 60 days’ written notice to Employer. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with Employer following the occurrence, without Executive’s consent, of any of the following events: (i) any material diminution or curtailment in Executive’s duties, responsibilities, or reporting relationships as set forth in Section 2(b), (ii) a material reduction in the rate of Executive’s Base Salary, unless the reduction does not exceed ten percent (10%) and is applied uniformly percentage-wise to all executive officers, (iii) a material breach by Employer of any of its obligations hereunder, including the failure of Employer to obtain the assumption of this Agreement by any Successor (as defined below) to Employer as contemplated by Section 15, or (iv) the relocation of Executive’s primary office to a location more than 50 miles from the location of Executive’s primary office on the Commencement Date. A termination by Executive shall not constitute termination for Good Reason unless (x) Executive shall first have delivered to Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), (y) there shall have passed a reasonable time (not less than 30 days) within which Employer may take action to correct, rescind, or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, and (z) Executive’s Separation from Service (as defined below) occurs not later than two years following the initial existence of one or more of the conditions giving rise to Good Reason. Good Reason shall not include Executive’s death or disability pursuant to Section 7(a).

(e) Notice of Termination. Any termination by Employer pursuant to Section 7(a), 7(b), or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with Employer has been or will be terminated.

(f) Payments and Benefits Upon Separation from Service by Employer Without Cause or by Executive for Good Reason.

(i) Subject to Section 7(f)(iii), in the event of a termination of Executive’s employment by Employer Without Cause or a termination by Executive of his employment for Good Reason, in each case prior to a Change in Control (as defined below), the following shall apply:

(A) Employer shall pay Executive two years’ Base Salary plus two years’ of the Executive’s Target Bonus for the calendar year in which the Date of Termination (as defined below) occurs;

(B) Employer shall pay Executive an amount equal to the product of (1) the amount of the annual cash incentive compensation award that would have been payable to Executive for the calendar year in which the Date of Termination occurs if Executive had remained employed for the entire calendar year based on the actual performance of the Employer plan metrics, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year through and including the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Actual Bonus”); and

(C) Executive shall vest in any unvested performance-based equity awards granted to Executive on or following the date of this Agreement and held by Executive as of the Date of Termination (“Performance-Based Equity Awards”), at such time as Executive would have vested in such Performance-Based Equity Awards absent a termination of employment, and in an amount equal to the Daily Pro-Rata Amount. With respect to Performance-Based Equity Awards, the Daily Pro-Rata Amount means the number of shares of common stock (rounded to the nearest whole number) equal to the product of (1) the number of shares of common stock subject to the Performance-Based Equity Award that would otherwise have been earned on the basis of actual performance at the end of any applicable performance period absent Executive’s termination of employment (if any), multiplied by (2) a fraction, the numerator of which is the number of days between the Grant Date and the Date of Termination (through and including the Date of Termination), and the denominator of which is the number of days between the Grant Date and the date on which the shares of common stock subject to the Performance-Based Equity Award would have vested (if any) absent Executive’s termination of employment (provided, however, that the number of days counted for the denominator shall not include the additional day included in any leap year occurring during the vesting period). Any portion of any Performance-Based Equity Award that does not vest pursuant to this Agreement or pursuant to the terms of any other applicable award agreement shall be forfeited.

(ii) Subject to Section 7(f)(iii), in the event of a termination of Executive’s employment by Employer Without Cause or a termination by Executive of his employment for Good Reason, in each case within two (2) years following a Change in Control (as defined below), the following shall apply:

(A) Employer shall pay Executive two years’ Base Salary plus two years’ of the Executive’s Target Bonus for the calendar year in which the Date of Termination (as defined below) occurs at the full Base Salary level in effect prior to any across the board reduction.

(B) Employer shall pay Executive an amount equal to the product of (1) the amount of the annual cash incentive compensation award that would have been payable to Executive for the calendar year in which the Date of Termination occurs if Executive had remained employed for the entire calendar year and assuming that all applicable performance criteria had been achieved at the target levels, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year through and including the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Target Bonus”); and (C) On the Date of Termination, Executive shall vest in any unvested equity awards in accordance with the terms of the applicable plan and award agreements; provided, however, if there is a change in control under the terms of any such applicable plan and award agreements and Executive’s vesting in Executive’s equity awards would occur pursuant to the terms of such applicable plan and award agreements before Executive’s Date of Termination, Executive shall vest in any unvested equity awards at the time and in the manner called for under such applicable plan and award agreements notwithstanding any other provisions of this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, no amounts or benefits shall be paid or distributed pursuant to this Section 7(f) unless and until Executive has incurred a Separation from Service (as defined below) from Employer. This provision does not prohibit Executive’s entitlement to any amount due to a termination of Executive’s employment, as provided in this Section 7(f); it simply delays the payment or distribution date until such occurrence. As used herein, the term “Separation from Service” means a separation from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations (without giving effect to any elective provisions that may be available under such definition). After Executive’s Separation from Service, Executive shall have up to 45 days to execute and not revoke a general release substantially in the form attached hereto as Exhibit A (the “Release”). If Executive fails to sign the Release or revokes the Release, any payments or other benefits under Section 7(f) otherwise due are forfeited. With respect to amounts subject to Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Code Section 409A”), if the period between Executive’s Separation from Service and a payment commencement date under this Section 7(f) could span two (2) taxable years of Executive, such payment commencement date will be the first payroll date in the second such taxable year that satisfies all requirements for a payment commencement, including execution and nonrevocation of a general release.

(iv) Payments pursuant to this Section 7(f) shall be made as follows: (A) on Employer’s first normal payroll date occurring during the seventh (7th) month following the Date of Separation from Service, one-half of the amounts due under Section 7(f)(i)(A) or the full amount due under Section 7(f)(ii)(A) above, shall be paid to Executive; and (B) the remaining half of any amounts due Executive under Section 7(f)(i)(A) shall be payable in equal installments on each of Employer’s subsequent regular payroll dates occurring on or prior to the twenty-four (24) month anniversary of the Date of Separation from Service; provided, however, that if the Change in Control is not a “Change in Control Event” within the meaning of Section 409A of the Code, then the amounts due to Executive under Section 7(f)(ii)(A) shall be paid to Executive at the same time and in the same form as the amounts due to executive under Section 7(f)(i)(A). The amounts due Executive under Section 7(f)(i)(B) or 7(f)(ii)(B) above shall be paid in full upon the later of (x) Employer’s first normal payroll date occurring during the seventh month following the date of Executive’s Separation from Service, or (y) the date in the calendar year following the year to which the bonus relates on which the incentive compensation is paid to Employer’s senior executives (but in no event later than March 15 of such payment year).

(v) If Executive is entitled to payments pursuant to Section 7(f)(i), then for the period beginning on the Date of Separation from Service and ending on the first anniversary of the date of Executive’s Separation from Service (the “Severance Period”), Employer shall (x) continue to provide to Executive the life, medical, dental, and prescription drug benefits referred to in Section 5 on the same terms then available to Employer’s senior executives (the “Continued Benefits”) for the full 18-month COBRA period, and (y) pay for outplacement and career counseling services for Executive by a firm selected by Employer for an aggregate amount not in excess of $25,000. If Executive is entitled to payments pursuant to Section 7(f)(ii), the Severance Period shall begin on the Date of Separation from Service and end on the second anniversary of the date of Executive’s Separation from Service (and the Employer shall provide the benefits described in (x) and (y) above throughout the Severance Period). To be eligible for continuation of medical, dental, and prescription drug benefits, the Executive must elect continuation of group benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) by completing the application and returning it to the COBRA Administrator by the deadline specified in the application. Employer will subsidize the Executive’s COBRA premiums during the Severance Period. The Employer subsidy will end upon the earlier of the last day of the Severance Period or the day COBRA coverage ends for any reason, including loss of plan eligibility under plan terms or applicable law; or qualification for benefits with another employer. During the Severance Period, Executive will make the same contributions as required of active employees, with said contributions being paid directly to Employer’s COBRA Administrator on an after-tax basis. The Severance Period will count against the Executive’s total COBRA continuation period. To the extent that subsidized healthcare coverage provided to Executive hereunder is treated as discriminatory in favor of a highly compensated individual under Code Section 105(h), Employer will report the amount of the subsidy as taxable income on Executive’s IRS Form W-2 for such year.

(vi) Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services.

(vii) The benefits provided Executive pursuant to this Section 7(f) are made in lieu of any payments or benefits, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program, or practice providing any bonus, annual incentive, or severance compensation.

(g) Payments and Benefits Upon Executive’s Death or Disability, Separation from Service by Employer With Cause, or Separation from Service by Executive Without Good Reason. If Executive’s employment shall terminate upon his death or Disability or if Employer shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive his full Base Salary through the Date of Termination; plus, in the case of termination upon Executive’s death or Disability, a Pro Rata Target Bonus within 60 days following such death or Separation from Service, calculated assuming target performance under applicable financial metrics; plus, in the case of termination upon Executive’s death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter. The benefits provided to Executive pursuant to this Section 7(g) are made in lieu of any other payments or benefits payable pursuant to any other plan, policy, program, or practice providing for benefits upon a Separation from Service, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program, or practice providing any bonus or annual incentive compensation.

(h) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(e) or, if later, the date of termination specified in such Notice, or (iii) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.

(i) Resignation upon Termination. Unless otherwise mutually agreed by the parties, effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Employer, Executive shall resign, in writing, from all board memberships and other positions then held by him with Employer or its Affiliates.

(j) Survivorship. Upon the termination of Executive’s employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations, including the rights of Executive’s estate, heirs, and representatives to the financial components and indemnification reflected in this Agreement in the event of Executive’s death.

8. Nondisparagement. Executive agrees not to disparage Employer or its subsidiaries, or the officers or directors of any of them, during the Employment Period or thereafter. Employer will direct the officers and directors of Employer during the Employment Period and thereafter not to disparage Executive. Notwithstanding anything herein to the contrary, nothing in this Section 8 shall be construed to limit Executive’s or Employer’s ability to provide truthful testimony, information or disclosure if compelled or required to do so by applicable law or legal process.

9. Unauthorized Disclosure.

(a) During the period of Executive’s employment with Employer and the three-year period following any termination of such employment, without Employer’s prior written consent, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with Employer prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the GPHC Board or the boards of any of its Affiliates or to management of Employer or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business, or technical information (a) relating to Employer or any of its Affiliates or (b) Employer, or any its Affiliates may receive belonging to suppliers, customers, or others who do business with Employer or any of its Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 9); provided however that nothing in this Agreement (x) prevents Executive from providing, without prior notice to Employer, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and for purposes of clarity, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act and nothing in this Agreement or otherwise limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency), or (y) prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful. The obligations in this paragraph are in addition to, and in no way restrict or operate as a waiver of, statutory or common law protection of trade secrets, as defined by law.

(b) In accordance with the United States Defend Trade Secrets Act of 2016, notwithstanding the foregoing:

(i) Executive will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of trade secrets that (A) Executive makes in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) Executive makes in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii) If Executive files a claim for retaliation by the Employer or any of its Affiliates for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secrets in the proceeding if Executive (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets except pursuant to an order of the tribunal.

10. Non-Competition. The Executive acknowledges and agrees that he is engaged in business with the Employer and its Affiliates in a global market. Therefore, during the period of Executive’s employment with Employer and for one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, become employed or otherwise serve in a management capacity for, including as a consultant providing services in a management capacity, or a director of, or provide other financial, operational, or strategic assistance to (including providing any assistance to any private equity fund, hedge fund, or other financial entity investing in or actively contemplating an investment in), any business engaged in the manufacture, sales, or converting of paperboard and paperboard packaging in the United States, European Union, Asia, Brazil, or any other jurisdiction in which Employer or its Affiliates do business at the time of Executive’s Separation from Service, including, without limitation: Caraustar, Georgia Pacific (Paperboard Division only), Huhtamaki, Inline Packaging, International Paper (Consumer Packaging Division only), Klabin, Malnove, Mayr Melnhof, Metsa, Paperworks, Smurfit Westrock, Van Genechten, and any of their subsidiaries or successors.

11. Non-Solicitation of Employees. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit for employment, employ, or otherwise interfere with the relationship of Employer or any of its subsidiaries, with any person who is employed by Employer or any of its current subsidiaries.

12. Non-Solicitation of Customers. The Executive acknowledges and agrees that he is engaged in business with the Employer and its Affiliates in a global customer market. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the

United States, Europe, Canada, or Mexico, solicit or otherwise attempt to establish any business relationship for purposes of engaging in the manufacture, sales, or converting of paperboard and paperboard packaging with any Person who is or was a Customer, client, or distributor of Employer or any of its Affiliates at any time within the three years prior to Executive’s Date of Termination.

13. Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to Employer all of (a) the property of each of Employer and its Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of Employer and its Affiliates, and he shall not take with him or have access to any such property, documents, or data or any reproduction or cloud backups thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are “personal” or “non-personal” shall be determined as follows: Executive shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for review. The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data determined to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive may take such documents or data with him.

14. Injunctive Relief with Respect to Covenants; Forum, Venue, and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 9, 10, 11, 12, 13, and 14 relate to special, unique, and extraordinary matters and that a violation of any of the terms of such covenants, obligations, or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations, or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have. Executive hereby irrevocably submits to the jurisdiction of the superior courts of Cobb County, Georgia and the federal courts of the Northern District of Georgia, in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 9, 10, 11, 12, 13, and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief or damages connected therewith in accordance with the provisions of this Section 14, and the parties hereto hereby irrevocably waive any and all objections and defenses based on forum, venue, or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief or damages connected therewith in a suit or proceeding brought before such a court in accordance with the provisions of this Section 14. All disputes not relating to any request or application for injunctive relief or damages connected therewith in accordance with this Section 14 shall be resolved by arbitration in accordance with Section 19(b).

15. Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer had terminated Executive’s employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements, and agreements relating to such subject matter (including but not limited to those made to or with Executive by any executive search firm or other Person) are merged herein and superseded hereby.

17. Indemnification/D&O Insurance. Employer hereby agrees that it shall indemnify, defend, and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims, and expenses, including all costs and expenses (including reasonable attorneys’ fees) incurred in defense of litigation, including arbitration, arising out of the employment of Executive hereunder, including investigations, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception. Executive shall also be entitled to coverage under Employer’s Directors and Officers insurance policy, including tail coverage, as may be in effect at that time.

18. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(b) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated through and paid or provided on the first normal payroll date in the seventh month following Executive’s Separation from Service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A: provided however, that Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the GPHC Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement.

(c) Treatment of Installment Payments. Each payment of termination benefits under Section 7(f) of this Agreement, including, without limitation, each installment payment and each provision of, or payment or reimbursement of premiums for, the Continued Benefits under Section 7(f)(v), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

(d) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 6(a), 7(f)(v), 19(b), or otherwise and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year (other than the outplacement benefits under Section 7(f)(v)(y)), and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to Section 19(b) shall expire at the end of the 20 years after the Date of Termination. No right of Executive to reimbursement of expenses under Sections 6(a), 7(f)(v), 19(b), or otherwise shall be subject to liquidation or exchange for another benefit.

19. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall not constitute a binding contract until fully executed by all parties. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators, and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 19(a). Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief or damages connected therewith in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to principles of conflicts of laws.

(d) Payment by Affiliates; Withholding Taxes. Notwithstanding any provision of this Agreement to the contrary, to the extent Employer has obligations to make payments or provide benefits under this Agreement, such obligations may be satisfied by one or more Affiliates of Employer, and such Affiliate(s) will be deemed to be the “Employer” for purposes of determining the satisfaction of any such obligations. Employer (and, as applicable, its Affiliates) may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

(e) Potential Reduction in Payments.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 19(e) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax as determined in accordance with Section 19(e)(ii).

(ii) The determination of whether Section 19(e)(i)(A) or Section 19(e)(i)(B) shall be given effect shall be made by Employer on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state, and local income, employment, and other applicable taxes and the Excise Tax.

(iii) If Section 19(e)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments payable pursuant to this Agreement and then by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv) Unless Employer and Executive otherwise agree in writing, any determination required under this Section 19(e) shall be made by Employer’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final, and binding on the parties hereto. Employer and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 19(e). Employer shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 19.

(f) Amendments. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing by all of the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by email, courier service, or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Employer:

1500 Riveredge Parkway, N.W.

Suite 100, 9th Floor

Atlanta, Georgia 30328

Attention: General Counsel

If to Executive, to his residential or email address on file with Employer.

(i) Voluntary Agreement; No Conflicts. Executive and Employer each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he/she or it is a party or by which he/she or it or his or its properties or assets may be bound.

(j) Counterparts. This Agreement may be executed in counterparts or via electronic means (including DocuSign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(l) Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Beneficial Owner”: has the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Change in Control”: means and includes the occurrence of any one of the following events:

(1) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the GPHC Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such GPHC Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the GPHC Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Employer as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the GPHC Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(2) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of Employer (“GPHC Common Stock”) or (B) securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities eligible to vote for the election of directors (the “GPHC Voting Securities”); provided, however, that for purposes of this subsection (2), the following acquisitions of GPHC Common Stock or GPHC Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from Employer, (x) an acquisition by Employer or a Subsidiary thereof, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Subsidiary thereof, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) below); or

(3) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Employer or a Subsidiary thereof (a “Reorganization”), or the sale or other disposition of all or substantially all of Employer’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding GPHC Common Stock and outstanding GPHC Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns Employer or all or substantially all of Employer’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding GPHC Common Stock and the outstanding GPHC Voting Securities, as the case may be, and (B) no Person (other than (x) Employer or any Subsidiary thereof, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the Beneficial Owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the GPHC Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4) approval by the stockholders of Employer of a complete liquidation or dissolution of Employer.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Person”: any individual, entity or group, within the meaning of Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Subsidiary”: with respect to any Person, any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by such Person.

“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution, or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person is transferred.

(m) Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that the terms and conditions set forth in Employer’s compensation clawback policy as in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”) are incorporated into this Agreement by reference. To the extent the Compensation Recovery Policy is applicable to Executive, it creates additional rights for Employer with respect to certain compensation, including, without limitation, incentive-based compensation. Notwithstanding any provisions to the contrary, certain compensation will be subject to potential mandatory cancellation, forfeiture and/or repayment by Executive to Employer to the extent Executive is, or in the future becomes, subject to (i) any Employer clawback or recoupment policy, including the Compensation Recovery Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for Employer with respect to awards and the recovery of amounts relating thereto. Executive consents to be bound by the terms of the Compensation Recovery Policy, if applicable, and agrees and acknowledges that Executive is obligated to cooperate with, and provide any and all assistance necessary to, Employer in its efforts to recover or recoup an award, any gains or earnings related to an award, or any other applicable compensation or amounts, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by Employer from Executive of any such amounts, including from Executive’s accounts or from any other compensation, to the extent permissible under Code Section 409A.

(n) Legal Fees. The Company shall pay up to $25,000 of the legal fees of Executive’s legal counsel, Norris McLaughlin, P.A. (“NM”), incurred in connection with the review and negotiation of this Agreement and related documents within 10 days of receipt of an invoice and Form W-9 from NM.

[Signature page follows]

IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

GRAPHIC PACKAGING HOLDING COMPANY

/s/ Lynn A. Wentworth
By:	Lynn A. Wentworth
Board Member/Chair of Compensation and
Management Development Committee

EXECUTIVE

/s/ Robbert E. Rietbroek
By:	Robbert E. Rietbroek